Exhibit 23.4

11F/Tower C, Corporate Square, 35 Financial Street

Beijing 100033, P. R. China

Date: June 26, 2026

Gold Stone Technical Inc.

3-212 Governors Square
23 Lime Tree Bay Avenue
P.O. Box 30746
Seven Mile Beach, Grand Cayman
KY1-1203
Cayman Islands

Dear Sirs,

Re: Consent of Gold Stone Technical Inc. (the “Company”)

We are qualified lawyers of the People’s Republic of China (the “PRC”, for purposes of this consent only, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan Region) and have been engaged by the Company, a company incorporated in the Cayman Islands, to provide legal advice on certain matters of PRC laws and regulations.

We hereby consent to the inclusion of this consent letter as an exhibit to the Company’s Form F-1 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission. We also consent to the use of our name and to any references to our firm or summary of our opinions under PRC law included in the Registration Statement and any amendments or supplements thereto.

In granting this consent, we do not admit or concede being within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933 or the U.S. Securities Exchange Act of 1934, each as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Tian Yuan Law Firm
Tian Yuan Law Firm